EXHIBIT 10.6

SERVICE AGREEMENT

THIS SERVICE AGREEMENT (“AGREEMENT”) IS ENTERED INTO ON February 25nd, 2008

JAMS Group LLC, a California corporation (“Provider”), with its principal office located at Suite 6A, 2060 Hungtington Drive,  San Marino, CA, 91108

ApexTalk Inc. a California corporation (“Customer” ), with its principal office located at 113 10th st, Oarland, CA 9460

Contact Person: Hong Wong
Phone: 510-903-0900
Email: hongwong@aztelusa.com

Background

A.	Provider provides services identified on Exhibit(s) attached hereto and incorporated herein by this reference; and

B.	Customer desires to purchase and Provider desires to provide, upon the terms and conditions set forth in this agreement, services to Customer.

Agreement

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

Business Provisions:

1.
Service Commencement Date. Beginning on or about the dates identified on Exhibit(s), Provider shall provide services to Customer at the rates and prices set forth in Exhibit(s). Customer acknowledges that the rate and prices set forth in Exhibit(s) is a preferential rate based on prompt payment on or before the Payment Due Date as identified on Exhibit(s).

The services to be provided are limited to those set forth in Exhibit(s). Rates and prices listed in Exhibit(s) are subject to increase if price amendment is signed by Customer.

2.
Period of Service. This agreement shall be effective and the parties’ obligations shall commence upon the above date of service commencement by the parties and this Agreement shall continue (subject to Provider’s right to terminate this Agreement sooner, as provided in Sections 4 and 6) for a period of one year and service(s) identified on each exhibit shall individually continue for a period of one year. This Agreement will be automatically renewed on a quarterly basis after the expiration of the initial term or any subsequent term. If either party desires to cancel this Agreement upon the expiration of the initial term or any subsequent term, it shall give the other party written notice of its intent to cancel at least sixty (60) days prior to the expiration of the current term. This Agreement shall continue and remain in full force and effect until canceled by either party upon notice as provided herein.

3.
Security. As a condition of the provider’s obligations hereunder to ensure the prompt payment of sums due hereunder. Customer shall furnish to Provider upon the execution of this Agreement, amount, as identified in Exhibit(s), in the form of cash, irrevocable and unconditional letter of credit, or such other security as may be acceptable to Provider. In the event of late payment or none payment, Provider may choose to terminate the services provided until the situation is resolved to the satisfaction of the Provider. In such an event, the deposit will be used to satisfy any unpaid balance.

General Provisions:

4.
Billing Cycle. Billing Cycle is identified in Exhibit A. Nothing herein shall be construed to constitute a waiver of Provider’s right to declare a default by Customer under this Agreement on account of such delinquency, to terminate this Agreement and to exercise any other rights under this Agreement or at law or in equity.

5.
Taxes. Upon the execution of this Agreement, Customer shall furnish Provider with a properly executed Certificate of Exemption for all foreign, federal, state, country and local taxes and fees (if any) and shall be responsible for the collection of all applicable end-user taxes and fees and the remittance of such taxes and fees to the relevant governmental authority.

trouble-shooting of the transmission services described in this Agreement including any interruption of transmission service to Customer, its employees, agents and customers, except when caused by the gross negligence by the Provider or the intentional violations of any applicable law or governmental regulation by Provider.

12.
Regulation. This Agreement is make expressly subject to all present and future valid orders and regulations of any regulatory body having jurisdiction over the subject matter hereof and to the laws of the State of California, any of its states, or any foreign governmental agency having jurisdiction. In the event this Agreement, or any of its provisions, shall be found contrary to or in conflict with any such order, rule, regulations or law, this Agreement shall be deemed modified to the extent necessary to comply with any such order, rule, regulation or law and shall be modified in such a way as is consistent with the form, intent and purpose of this Agreement.

13.
No Agency. Neither party is authorized to act as an agent for, or legal representative of, the other party and neither party shall have the authority to assume or create any obligation on behalf of, in the name of, or binding upon the other party.

14.
Force Majeure. The parties’ obligations under this Agreement are subject to, and neither party shall be liable for delays, failures to perform (except the payment of money by Customer), damages, losses or destruction, or malfunction of any equipment or any consequence thereof caused or occasioned by, or due to fire, flood, water, the elements, labor disputes or shortages, utility curtailments, power failures, explosions, civil disturbances, governmental actions, shortages of equipment for supplies, unavailability of transportation, acts or omissions of third parties, or any other cause beyond the party’s reasonable control. Customer shall not represent that Provider is responsible for the type or quality of Customer’s services to its customers.

15.
No Waiver. The failure of either party to enforce or insist upon compliance with any of the provisions of this Agreement or the waiver thereof, in any instance, shall not be construed as a general waiver or relinquishment of any other provision of this Agreement.

16.
Binding Effect. This Agreement shall be binding upon and Inure to the benefit of the parties hereto and their respective heirs, successors and assigns. Neither party shall voluntarily or by operation of law assign, transfer, license, or otherwise transfer all or any part of its right, duties or other interests in this Agreement or the proceeds thereof (collectively, “assignment”), without the other party’s prior written consent, which consent shall not be unreasonably withheld or delayed. Any attempt to make an Assignment in violation of this provision shall be null and void. Customer shall provide written notice to provider of any material change in ownership of Customer. Customer’s failure to comply with the assignment provisions, as contained in this paragraph, shall give Provider, at its sole discretion, the option to either accept Customer’s assignee or terminate this Agreement No assignment shall release Customer of it obligations hereunder.

17.
Amendment. This Agreement may not be amended except by an instrument in writing. executed by the parties. No modification or amendment hereto shall be effected by the acknowledgment or acceptance by either party of any Customer order, sales acknowledgment or other similar form from the other party.

18.
Merger. This Agreement (including its exhibits) supersedes and merges all prior agreements, promises, understandings, statements, representations, warranties, indemnities, and covenants and all inducements to the making of this Agreement relied upon by either party herein, whether written or oral, and embodies the parties’ complete and entire agreement with respect to the subject matter hereof. No statement or agreement, oral or written, made before the execution of this Agreement shall vary or modify the written terms hereof in any way whatsoever.

19.
Interpretation. The words and phrases used herein shall have the meaning generally understood in the telecommunications industry. This Agreement shall be construed in accordance with its fair meaning and not for or against either party on account of which party drafted this Agreement.

20.
Third party Beneficiaries/Parties in Interest. This Agreement has been make and is make solely for the benefit of the Provider and Customer and their respective successors and permitted assigns. Nothing in this Agreement is intended to confer any rights/remedies under or by reason of this Agreement on any third party.

21.
Severability. If any term or provision of this Agreement is determined to be illegal, unenforceable, or invalid in whole or in party for any reason, such illegal, unenforceable, or invalid provisions or part(s) thereof shall be stricken from this Agreement and such provision shall not affect the legality enforceability, or validity of the remainder of this Agreement. If any provision or part thereof of this Agreement is stricken in accordance with the provisions of this section, the stricken provision shall be replaced, or the extend possible, with a legal, enforceable, and valid provision that is as similar in tenor to the stricken provision as is legally possible.

22.
Representation of Authority. Each party represents and warrants to the other that the execution and delivery of this Agreement and the performance of such party’s obligations hereunder have been duly authorized and that the Agreement is a valid and legal agreement binding on such parties and enforceable in accordance with its terms.

23.
Further Assurances. The parties shall at their own cost and expense execute and deliver such further documents and instruments and shall take such other actions as may be reasonably required or appropriate to carry out the intent and purposes or this Agreement.

24.
Governing Law. This Agreement shall be in all respects, governed by and construed and enforced in accordance with the laws of the State of California, including all matters of construction, validity and performance. Any action to enforce or interpret the terms of this Agreement shall be instituted and maintained in the Superior Court of the State of California, Customer hereby consents to the jurisdiction of such court and waivers any objections to such jurisdiction. In any action or proceeding arising out of this Agreement, the party prevailing in such action shall be entitled to recover its reasonable attorney’s fees and costs.

25.	Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original, but all of which shall constitute one and the same instrument.

26.
Quality Standards. Service shall be provided in accordance with generally accepted industry standards. Provider shall not be liable for any loss or damages sustained by reason of any failure or interruption of the service covered by this Agreement whether such loss or damage arises because breakdown of equipment or because of any other reason. Such failure or interruption of service provided by Provider shall be grounds for termination by customer to minimize service interruption to its customers. Termination in accordance with this provision shall be without liability or any further obligation to provider by Customer except for payment for services previously provided.

27.
Notices. All notices, demands, requests and other communications required or permitted hereunder shall be in writing and shall be deemed to be delivered when actually received by mail or fax, or, if earlier and regardless of whether actually received on the next business day following the date of acceptance by international courier service, duly addressed and with proper payment for delivery to the last known place of business of either party.

28.	Exhibits. Terms and conditions in the exhibits supersede terms and conditions in the general agreement.

29.	Revisions. General contract and exhibits with higher revision supersede general contract and exhibits with lower revision number.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above

PROVIDER:	CUSTOMER:
/s/ Andy Liao	/s/ Hong Wong
Signature	Signature

Andy Liao	Hong Wong
Printed Name	Printed Name

VP Of Operation	General Manager
Title	Title

Date	Date

Exhibit A

This Exhibit is incorporated into the Service Agreement between Provider and Customer (the “Agreement”).

1.	Unless otherwise stated, capitalized terms used herein have the same meaning as set forth in the Agreement.

2.	Service: International Voice Call Termination Service

3.	Rate: As identified in Exhibit B. Any changes to rate and effective date will be sent by email to hongwong@aztelusa.com.

4.	Dial Code: As identified in Exhibit C. Any changes to dial code and effective date will be sent by email to hongwong@aztelusa.com.

5.	Billing Block: Initial 30 seconds, thereafter 6 seconds. Unless otherwise specified in Exhibit B.

6.	Billing Cycle: Billing cycle is weekly. Provider shall submit invoice(s) to Customer on Monday of each billing cycle, converting charges for the previous billing cycle.

7.	Payment Due Date: Customer shall submit payment within 5 calendar days upon receiving invoice.

8.	Security: None

9.
Deposit: Customer shall provide deposit of Ten-Thousand Dollars USD ($10000 USD) to provider in form of cash by wire transfer to Provider’ s designated account. Provider has sole discretion to increase or decrease the deposit requirement, based on Customer’ s usage. Provider has sole discretion to suspend service until deposit requirement is met by Customer. Upon termination of this agreement, provider shall refund deposit to customer in form of cash by wire transfer to Customer s designated account.

Exhibit B

South Korea land line (exclude mobile) - $0.0135 per minute. Billing block by initial 6 seconds, thereafter 6 seconds.

Exhibit C

Korea, South - Mobile	821
Korea, South - Mobile	8250
Korea, South - Seoul	8220
Korea, South - Seoul	8221
Korea, South - Seoul	8222
Korea, South - Seoul	8223
Korea, South - Seoul	8224
Korea, South - Seoul	8225
Korea, South - Seoul	8226
Korea, South - Seoul	8227
Korea, South - Seoul	8228
Korea, South - Seoul	8229
Korea, South	82